Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 2nd day of April, 2018 (the “Effective Date”), between Vallon Pharmaceuticals, Inc. (the “Company”) and Penny S. Toren (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Employment Term. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the Date of Termination (as defined in Section 4(e) of this Agreement) (the “Term”).

2.            Terms of Employment.

(a)           Position and Duties. During the Term, Executive shall be employed by the Company as Senior Vice President, Regulatory Affairs & Program Management and shall have such duties, responsibilities and authorities as are customarily associated with her position and such additional duties and responsibilities consistent with her positions as may, from time to time, be properly and lawfully assigned to her. Executive shall report directly to the Chief Executive Officer of the Company, or, if there is no Chief Executive Officer, to the Board of Directors of the Company (the “Board”). Executive shall act at all times in compliance in all respects with the policies, rules and decisions adopted from time to time by the Company and perform all of the duties and obligations required of her by this Agreement in a loyal and conscientious manner.

(b)           Engaging in Other Activities. During the Term, Executive shall devote her full time and attention to the Company and its affiliates and shall not be employed by or provide services to any other person or entity. Subject to Section 8, Executive may reasonably (i) continue to provide services to iLoveKickboxing and Kitchen Tune-Up, at service levels in effect on the Effective Date, (ii) serve on civic or charitable boards and (iii) pursue personal investments, so long as such activities, individually or in the aggregate, do not interfere with the performance of Executive’s obligations under this Agreement.

(c)           Location. Executive shall be permitted to perform her duties and responsibilities hereunder principally at her personal residence; provided that Executive may be required under reasonable business circumstances to travel in connection with performing her duties under this Agreement.

(d)          Affiliates. Executive agrees to serve, without additional compensation, as an officer and director of each of the other members of the Company’s affiliates, as determined by the Company. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

(e)           Compensation Recovery Policy. Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation paid or payable to Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or the Company’s Compensation Recovery Policy, if any, as the same may be amended from time to time.

3.            Compensation and Benefits.

(a)           Base Salary. During the Term, the Company shall pay Executive an annualized base salary (“Annual Base Salary”) of $228,000, payable in regular installments in accordance with the Company’s normal payroll practices. During the Term, the Annual Base Salary shall be reviewed by the Board or a committee thereof at such time as the salaries of other senior vice presidents of the Company are reviewed generally. The Annual Base Salary shall not be reduced other than in connection with an across-the-board salary reduction which applies in a comparable manner to other similarly-situated executives of the Company. If so increased or reduced, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b)          Annual Incentives. For each fiscal year during the Term, Executive shall be eligible to participate in an annual bonus plan under terms and conditions no less favorable than other similarly-situated executives of the Company; provided that Executive’s target annual bonus opportunity shall be 20% of her Annual Base Salary (or such higher amount as determined by the Company from time to time). Executive’s payment under the annual bonus plan shall be based on the extent to which the predetermined performance objectives established by the Company have been achieved and, unless a different payment date is established in the bonus plan by the Company, shall be made in a single lump sum within two and one-half months following the end of the Company’s fiscal year. Executive must be employed on the last day of the fiscal year to receive payment of any annual bonus earned for that fiscal year. Nothing contained in this Section 3(b) will guarantee Executive any specific amount of bonus compensation or prevent the Company from establishing performance goals and targets applicable only to Executive.

(c)           Performance Bonus. Executive shall be entitled to a one-time performance bonus in the aggregate amount of $130,000 related to the development and commercialization of ADAIR (the “Performance Bonus”), which shall vest in installments on the following dates (each, a “Vesting Date”): (i) $25,000 on the date the FDA completes its 30-day review period of the Company’s Investigational New Drug application for ADAIR (the “First Milestone”), (ii) $25,000 on the date that the Company successfully completes the Human Abuse Liability study for ADAIR (the “Second Milestone”), (iii) $30,000 on the date the Company submits a New Drug Application (“NDA”) filing for ADAIR (the “Third Milestone”), and (iv) $50,000 on the later of the date when the U.S. Food & Drug Administration approves the NDA and the date the Company engages in exclusive collaboration for commercialization of the product, as determined by the Company (the “Fourth Milestone”). Any unvested portion of the Performance Bonus shall be forfeited automatically, and without further action or notice, if Executive’s employment terminates for any reason prior to a Vesting Date. The vested portion of the Performance Bonus, if any, shall be paid to Executive within 30 days after the applicable Vesting Date.

(d)           Signing Bonus. On the first payroll date falling on or after April 20, 2018, the Company shall pay to Executive a one-time cash signing bonus equal to $28,500.

(e)           Stock Option. Within 30 calendar days after the Effective Date, the Company shall recommend to the Board or a committee thereof to grant Executive an option to purchase up to 1.5% of the fully diluted common shares of the Company (the “Stock Option”) under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”). The Stock Option shall have an exercise price per share equal to the “Fair Market Value” (as defined in the Equity Plan) of a share of the Company’s common stock on the date of grant. The Stock Option shall vest in installments and become exercisable as follows: 1/6 on the date the First Milestone is achieved, 1/6 on the date the Second Milestone is achieved, 1/3 on the date the Third Milestone is achieved, and 1/3 on the date the Fourth Milestone is achieved. Except as specifically provided in this Section 3(e), the Stock Option shall be granted upon the terms, and subject to the conditions, of the Equity Plan and the award agreement evidencing the grant of the Stock Option, as provided to senior executives of the Company generally. During the Term, the Company may, but shall have no obligation to, grant additional equity compensation awards to Executive under this Agreement or under the Equity Plan.

(f)            PTO. During the Term, Executive shall be eligible for at least four (4) weeks paid time off per year in accordance with the Company’s policies in effect from time to time for its senior vice presidents generally.

(g)           Expense Reimbursement. Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive prior to and during the Term in connection with carrying out her duties hereunder in accordance with the Company’s policies in effect from time to time for its senior executives generally.

(h)           Benefits. During the Term, and except as otherwise provided in this Agreement, Executive shall be eligible to participate in all welfare, perquisite, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time. During the Term, and to the extent that Executive elects to continue coverage under her former employer’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse Executive on a monthly basis for any COBRA premiums that she is required to pay for continuing coverage under her former employer’s plan, less any amounts contributed by her former employer toward those premiums, subject to Executive providing documentation of the premium and contribution amounts as requested by the Company, provided that such monthly reimbursements shall (i) not exceed more than $372 per month through September, 2018, (ii) not exceed $2,136 per month for the period from October, 2018 through the end of the applicable COBRA continuation period, and (iii) cease on the date that the Company provides comparable health insurance coverage to Executive, or the earlier Date of Termination. In addition, during the Term, to the extent the Company maintains a Simple IRA or a 401(k) plan, it shall match Executive’s elective deferrals thereunder on a dollar-for-dollar basis up to 3% of Executive’s Annual Base Salary, subject to applicable IRS limits.

4.            Termination of Employment.

(a)           Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice in accordance with Section 11 of this Agreement of its intention to terminate Executive’s employment; provided that such notice is provided no later than 150 calendar days following the determination of Executive’s Disability. In such event, Executive’s employment shall terminate effective on the 30th calendar day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 calendar days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential duties of the position held by Executive by reason of any medically determined physical or mental impairment that is reasonably expected to result in death or lasts for 120 calendar days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and Executive or Executive’s legal representative.

(b)           Cause. Executive’s employment with the Company may be terminated by the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) the continued failure of Executive to perform Executive’s duties as set forth in Section 2 hereof or Executive’s material disregard of the directives of the Company (in each case other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by Executive within 20 calendar days after a written demand for performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not performed Executive’s duties or disregarded a directive of the President; (ii) Executive’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its affiliates or their respective businesses or operations; (iii) Executive’s commission of, or indictment for or otherwise being formally charged with, any crime involving dishonesty or for any felony; (iv) the engaging by Executive in misconduct that is detrimental to the financial condition or business reputation of the Company or any of its affiliates, including due to any adverse publicity; or (v) a material breach by Executive of her obligations under Section 8, or her representations under Section 9, of this Agreement.

(c)           Good Reason. Executive’s employment with the Company may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction by the Company of Executive’s title, duties, responsibilities or reporting relationship set forth in Section 2(a); (ii) a material reduction by the Company of Executive’s Annual Base Salary (other than as provided in Section 3(a) of this Agreement); or (iii) a material change in geographic location at which Executive must principally perform services under this Agreement from the Company’s offices at which Executive was principally employed (the Company has determined that a relocation of more than 50 miles would constitute such a material change). A termination of Executive’s employment by Executive under Sections 4(c)(i), (ii) or (iii) shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after becoming aware of the initial occurrence or existence of such event or condition, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, Executive must terminate her employment within 90 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder.

(d)           Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

(e)           Date of Termination. “Date of Termination” means, as applicable, the last day of the Term, the date of Executive’s death, the Disability Effective Date, the date on which the termination of Executive’s employment by the Company for Cause or without Cause or by Executive for Good Reason or without Good Reason is effective, or such later date as is acceptable to the Company.

(f)            Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that she holds or has ever held with the Company and its affiliates, including the boards of directors or committees of the Company’s affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but she shall be treated for all purposes as having so resigned upon termination of her employment, regardless of when or whether she executes any such documentation.

5.            Severance Payments.

(a)           Any Termination of Employment. If, during or at the expiration of the Term, Executive’s employment with the Company and its affiliates shall terminate for any reason or no reason, then:

(i)            Accrued Benefits. The Company shall pay, or cause to be paid, to Executive the sum of: (A) the portion of Executive’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid, (B) the amount of any annual bonus that has been earned by Executive for a completed fiscal year or other measuring period preceding the Date of Termination, but has not yet been paid to Executive, and (C) any unreimbursed business expenses to the extent reimbursable in accordance with the Company’s reimbursement policies (the sum of the amounts described in clauses (A) through and including (C) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid to Executive in a single lump sum within 30 calendar days after the Date of Termination.

(ii)           Other Benefits. To the extent not previously paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive (or her estate) any other amounts or benefits (including, as applicable, any payment of long-term incentive awards) required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act (such other amounts and benefits described in this Section 5(a)(ii) shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)           Good Reason, Other than for Cause. If, during the Term, the Company shall terminate Executive’s employment other than for death, Disability or Cause, or if Executive shall terminate employment for Good Reason, then, subject to Sections 6 and 8(f) below, the Company shall pay to Executive the Annual Base Salary, as of the Date of Termination, for the Severance Period (defined below), payable over the Severance Period in regular installments in accordance with the Company’s normal payroll practices as they may exist from time to time, with the installments that otherwise would be paid prior to the first payroll date following the date the Release described in Section 6 becomes effective and irrevocable in accordance with its terms being paid (without interest) on such payroll date in a lump sum and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination. For purposes of this Agreement, the “Severance Period” means the period beginning on the Date of Termination and ending 2 months thereafter, and increased by an additional one month for every whole year of service performance by Executive for the Company and its affiliates, provided that the Severance Period shall be subject to a maximum of 6 months.

(c)           Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any accrual, acceleration, payment, benefit or distribution by the Company or any of its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be an excess parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (such excess only, an “Excess Payment”), then Executive shall forfeit all Excess Payments if the after-tax value to Executive of the Payments, as reduced by such forfeiture, would be greater than the after-tax value to Executive of the Payments absent such forfeiture. The forfeiture of Excess Payments, if applicable, shall be applied to the severance described in Section 5(b) hereof, then to cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), then to cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and then to any other Payments on a pro-rata basis. All determinations required to be made under this Section 5(c), including whether and when a Payment is subject to section 280G of the Code, and the value of a Payment for purposes of section 280G of the Code, and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm with expertise in such matters designated by the Company (the “Accounting Firm”). The Company will direct the Accounting Firm to provide its determination and detailed supporting calculations both to the Company and Executive within 15 business days after the date of the event giving rise to the Payment or such other time as is requested by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. All fees and expenses of the Accounting Firm for services performed pursuant to this Section 5(c) shall be borne solely by the Company.

6.            Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Section 5(b), hereof unless: (a) Executive or Executive’s legal representative first executes within 21 calendar days after the Date of Termination (or such longer period as required by applicable law) a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company, after consulting with Executive or Executive’s legal representative, may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”); (b) Executive does not revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms.

7.            Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Executive or others, except as otherwise may be provided in Sections 2(e) or 8 hereof. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

8.            Executive’s Covenants.

(a)           Confidentiality. During the Term and thereafter, Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Executive to perform Executive’s responsibilities for the Company under this Agreement, any of the Company’s Confidential Information (as defined in paragraph (k) below) acquired by Executive during the course of, or in connection with, Executive’s employment with the Company. Executive acknowledges that the Confidential Information is the exclusive property of the Company. Upon termination of Executive’s employment with the Company, for any reason, or at the request of the Company at any time, Executive shall promptly return to the Company all property then in Executive’s possession, custody or control belonging to the Company, including all Confidential Information. Executive shall not retain any copies of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Executive or obtained by Executive at any time during the Term.

(b)           Assignment of Rights. Executive shall promptly disclose to the Company and hereby assigns and transfers to the Company all of Executive’s right, title and interest in and to:

(i)            any and all patents, inventions, discoveries, concepts, processes, methods, formulas, techniques, trade secrets, know-how, and related rights, whether or not patentable; and

(ii)           any and all copyrights and works of authorship, whether or not copyrightable, which Executive may conceive, create or reduce to tangible form Executive’s term of employment, either solely or jointly with others or with which Executive becomes involved or which grows out of any work Executive may do for or on behalf of the Company or any information Executive receives from the Company or persons associated with the Company, or to which Executive acquires any rights or interest during Executive’s employment by the Company arising out of or related to Executive’s employ by the Company or Executive’s activities on behalf of the Company, or which is conceived, created or acquired with the use or assistance of the Company’s facilities, materials or personnel. Without limiting the generality of the foregoing, this assignment requirement applies to applications for U.S. or foreign letters patent and copyright registration granted upon such inventions, discoveries, and works of authorship and similar items as hereinabove set forth.

Executive shall deliver to the Company any and all instruments necessary to confirm complete ownership by the Company of any and all rights as described above, and upon the failure of Executive to furnish such documents, this Agreement shall constitute such documentation for all purposes. Executive further agrees during and after Executive’s employment by the Company, to cooperate fully, including giving testimony in support of Executive’s inventorship, as may be necessary in the opinion of the Company to obtain and/or maintain letters patent and to vest the entire ownership of such letters patent with the Company.

(c)           Non-Competition. Executive and the Company agree that Executive is being employed in an important fiduciary capacity with the Company, that the Company is engaged in a highly competitive business and that Executive will have access to the Company’s Confidential Information. Executive and the Company further agree that it is appropriate to place reasonable limits as set forth herein on Executive’s ability to compete with the Company to protect and preserve the legitimate business interests and goodwill of the Company. Executive agrees that, during the Term and thereafter during the Protection Period (as defined in paragraph (k) below), Executive will not, directly or indirectly (in a business capacity where Executive could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts obtained from the Company to the detriment of the Company), own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant to any business or activity that is Competitive with the Company (as defined in paragraph (k) below). After the end of the Term, the covenant in this Section 8(c) shall restrict Executive’s conduct within the Restricted Area (as defined in paragraph (k) below). Executive agrees that in her position, it is expected that Executive will receive Confidential Information related to the Restricted Area and if Executive was permitted to engage in competition with the Company within the Restricted Area, it would lead to unfair competition and it would be a significant disadvantage to the Company that would likely cause irreparable harm. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, assuming Executive’s involvement with any such company is solely that of a security holder, shall not constitute a violation of this Section 8(c).

(d)           Customer Non-Solicitation. Executive agrees that, during the Term and thereafter during the Protection Period, Executive will not, directly or indirectly (in a capacity where Executive could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts or information obtained from the Company to the detriment of the Company): (i) on behalf of a business that is Competitive with the Company, solicit, attempt to solicit, call on, or accept business from any Customer (as defined in paragraph (k) below); or (ii) in any manner cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company.

(e)           Employee Non-Solicitation. Executive agrees that, during the Term and thereafter during the Protection Period, Executive will not directly or indirectly engage, solicit, hire, attempt to hire, or encourage any current employee or former employee (limited to former employees whose employment has been terminated or concluded for less than 6 months) of the Company to leave or terminate his or her employment relationship with the Company.

(f)            Non-Disparagement. Executive agrees that she will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Subject to Executive’s continuing obligations to comply with Section 8(a) (Confidential Information) hereof, nothing in this Section 8(f) shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law and Section 8(i) hereof, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings.

(g)           Divisible Provisions. The individual terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Section 8 shall thereby be affected. It is the intention of Executive and the Company that the potential restrictions on Executive’s solicitation and future employment imposed by this Section 8 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein may be modified by a court of competent jurisdiction and shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(h)           Injunctive Relief and Remedies. In event of a breach or threatened breach of any of Executive’s duties and obligations under this Section 8, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to (i) temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, (ii) cease making payments or providing benefits under Section 5 of this Agreement (other than paragraph 5(a) thereof), and (iii) any other relief obtainable through statutory or common law means (including, but not limited to, applicable trade secrets law). Executive hereby expressly acknowledges that the harm that might result to the Company’s business as a result of any noncompliance by Executive with the provisions of this Section 8 would be largely irreparable. Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of this Section 8, Executive will not engage in any conduct inconsistent with or contrary to this Section 8 until after the question has been resolved by a final judgment of a court of competent jurisdiction. The restrictions stated in this Section 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law. Nothing in this Section 8 is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to protect its trade secrets and confidential information.

(i)            Protected Activity. Nothing contained in this Agreement, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to any Government Agency. Executive hereby acknowledges that the Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(j)            Notification/Survival. To enable the Company to monitor Executive’s compliance with the obligations imposed by this Section 8, Executive agrees to inform the Company during the Protection Period, of the identity of any subsequent employer and Executive’s new job title. Executive agrees that she will disclose the existence of this Section 8 to any subsequent employer. Following the expiration of the Term or this Agreement, this Section 8 shall survive and be of full force and effect.

(k)           Definitions. As used in this Section 8, the following definitions shall apply

“Company” means the Company and its subsidiaries and affiliates.

“Competitive with the Company” means a person, entity, business or activity that focuses on the development and commercialization of biopharmaceutical products for the treatment of Attention-deficit/hyperactivity disorder, or ADHD, and Narcolepsy, or any other proprietary biopharmaceutical products in development by the Company during Executive’s employment hereunder.

“Confidential Information” means information pertaining to the business of the Company that is generally not known to or readily ascertainable to the industry in which the Company competes, and that gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. Confidential Information includes, but is not limited to, the Company’s trade secrets, financial information or plans, pricing and profit information, sales and marketing information or plans, business or strategic plans, information concerning methods of operation, proprietary systems or software, legal or regulatory information, cost and pricing information or policies, information concerning new or potential products or markets, clinical data, medical or other data relating to participants in clinical trials, or research and/or analysis, information related to present and potential customers, vendors and suppliers (including, but not limited to, lists, contact information, requirements, contract terms, and pricing), methods of operations, research and development, product information, business technical information, including technical data, techniques, solutions, test methods, quality control systems, processes, design specifications, technical formulas, procedures and information, all agreements, schematics, manuals, studies, reports, and statistical information relating to the Company, all formulations, database files, information technology, strategic alliances, products, services, programs and processes used or sold, and all software licensed or developed by the Company, computer programs, systems and/or software, ideas, inventions, business information, know-how, improvements, designs, redesigns, creations, discoveries and developments of the Company. Confidential Information includes all forms of the information, whether oral, written or contained in electronic or any other format.

“Customer” means any actual or potential customer or client of the Company that (i) Executive knows to have been engaged as a customer or client of the Company during the 1 year period prior to the Date of Termination, (ii) Executive knows to have been contacted by the Company during the 1 year period prior to the Date of Termination or (iii) about which Executive had been provided or had access to Confidential Information during her employment with the Company.

“Protection Period” means the Severance Period as defined in Section 5(b) hereof; provided, however, that such period shall be extended for an additional period of time equal to the time that elapses from the commencement of a breach of the covenants contained in this Section 8 to the later of (i) the termination of such breach or (ii) the final resolution of any litigation stemming from such breach.

“Restricted Area” means the geographic area or areas where Executive conducted activities on behalf of the Company (including its Affiliates). It is intended as of the Effective Date that the Restricted Area will include the entire United States, as Executive is engaged to provide services and has duties related to this entire geographic area.

9.            Representations. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, whether or not written, with her current employer (or any other previous employer) or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that she has disclosed to the Company in writing all material threatened, pending, or actual claims against Executive that are unresolved and still outstanding as of the Effective Date, in each case of which she is aware, resulting or arising from her service with her current employer (or any other previous employer) or her membership on any boards of directors.

10.          Cooperation. During the Term and thereafter, Executive shall cooperate with the Company and its affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, Executive’s being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments if Executive is then employed by the Company and otherwise taking into account Executive’s reasonable business obligations. Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance and shall receive from the Company hourly compensation equal to the Annual Base Salary immediately prior to the Date of Termination divided by 2,200 hours, in each case in connection with any assistance or cooperation that occurs after the Date of Termination. Any such reimbursements or per diem compensation shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).

11.          Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail, or sent by reputable overnight carrier, in each case with proof of receipt, to the recipient. Notices to Executive shall be sent to the address of Executive most recently provided to the Company. Notices to the Company should be sent to Vallon Pharmaceuticals, Inc., at the address of its corporate headquarters, Attention: Ofir Levi. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

12.          Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

13.          Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The payments and benefits provided under Section 5 shall be in full satisfaction of the Company’s obligations to Executive upon her termination of employment and in no event shall Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in Section 5 hereof.

14.          Withholding of Taxes. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

15.          Successors and Assigns.

(a)          This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 15(c), without the prior written consent of Executive this Agreement shall not be assignable by the Company, except to an affiliate.

(c)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

16.          Choice of Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without regard to conflicts of law principles. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the federal and state courts located in New York, New York in any court action or proceeding brought with respect to or in connection with this Agreement.

17.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18.          Section 409A Compliance.

(a)           In General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered so as to be in compliance therewith.

(b)           Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)           Reimbursements or In-Kind Benefits. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(d)           Six Month Delay. Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (without interest), within 20 calendar days after the first business day that is more than six months after the date of her separation from service (or, if Executive dies during such six-month period, within 20 calendar days after Executive’s death).

(e)           Payment Dates. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

19.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

VALLON PHARMACEUTICALS, INC.

/s/ Ofir Levi
By: Ofir Levi
Its:

EXECUTIVE

/s/ Peeny S. Toren
Penny S. Toren

EXHIBIT A
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [●] day of [●], 20[●], by and between Vallon Pharmaceuticals, Inc. (the “Company”) and Penny S. Toren (“Executive”).

1.            Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [●], 20[●] (the “Separation Date”).

2.            Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 5(b) of the Employment Agreement between Executive and the Company dated as of April 2, 2018 (the “Employment Agreement”), upon the terms, and subject to the conditions, of the Employment Agreement. Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Section 5(b) of the Employment Agreement.

3.            No Liability. This Release does not constitute an admission by the Company, or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.            Release. In consideration of the payments and benefits set forth in Section 2 above, Executive for herself, her heirs, administrators, representatives, executors, successors and assigns does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, assigns, officers, directors, partners, agents, attorneys, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988), or any other foreign, federal, state or local law or judicial decision), (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company; provided, however, that nothing herein shall release any obligation of the Company under the Employment Agreement.

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5.            Protected Activity. Nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing in this Release or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. If Executive files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

6.            Bar. Executive and the Company acknowledge and agree that if she or it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the other party with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7.            Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

8.            Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that she has been advised by the Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of at least twenty-one (21) days in which to consider entering into this Release. Executive acknowledges and agrees that the payments and benefits provided under Section 2 of this Release represent substantial value over and above that to which Executive would otherwise be entitled.

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9.            Revocation. Executive has a period of seven (7) days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if she revokes this Release, it will be null and void in its entirety, and she will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.

10.          Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

11.          Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

VALLON PHARMACEUTICALS, INC.

[Form of release – Do not sign]

By:
Its:

EXECUTIVE

[Form of release – Do not sign]

Penny S. Toren

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